EXHIBIT 10.8

AMENDMENT NO. 1

TO THE

GREIF, INC.

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

The Greif, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Amendment: The references in Article 1, Section 1.1 and Article 9 of the Plan to “October 31, 2015” are hereby amended to “October 31, 2020.”

3. Effective Date; Construction: The effective date of this amendment is February 24, 2014 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.